EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Registration Statement No. 333-158147 on Form N-2 of our report dated January 14, 2014 relating to the financial statements and financial highlights of the Eaton Vance Municipal Income Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended November 30, 2013, and to reference to us under the headings “Financial

Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such registration statement.

/s/ Deloitte & Touche  LLP

Boston, Massachusetts

March 25, 2014